Exhibit 99.1

news release

NYSE: TC
TSX: TCM
May 7, 2012	TSX-V: TRX.WT

THOMPSON CREEK PRICES 6.50% TANGIBLE EQUITY UNITS

Denver, Colorado — Thompson Creek Metals Company Inc. (the “Company” or “Thompson Creek”)  today announced the pricing of an offering of 8,800,000 of its 6.50% tangible equity units (“tMEDS”), each with a stated amount of $25.  The tMEDS priced at $25 each, generating net proceeds of approximately $212.0 million.  Of the $220.0 million aggregate stated amount of tMEDS, approximately $177.5 million will be accounted for as equity and $35.9 million will be accounted for as debt.  The tMEDS offering is expected to close, subject to customary closing conditions, on May 11, 2012.

The Company intends to use the net proceeds from the tMEDS offering, together with the net proceeds from a concurrent offering of Senior Notes due 2019, cash from operations and funds from prior financing arrangements, to complete construction of its Mt. Milligan copper-gold mine.  Neither the offering of the tMEDS nor the concurrent offering of Senior Notes due 2019 is contingent upon completion of the other offering, and each offering is being conducted as a separate public offering.

The underwriters of the tMEDS offering have a 13-day option to purchase up to an additional 1,200,000 tMEDS to cover over-allotments.

Each tMEDS is a unit composed of a prepaid stock purchase contract and a senior amortizing note due May 15, 2015.  Each purchase contract will automatically settle on May 15, 2015 for between 4.5855 and 5.3879 shares of Thompson Creek common stock, subject to adjustment as described in the prospectus supplement relating to the tMEDS offering.  The amortizing notes will pay equal quarterly installments of $0.406250 per amortizing note, which will constitute a payment of interest and a partial repayment of principal, and which in the aggregate will be equivalent to a 6.50% cash payment per year with respect to each $25 stated amount of tMEDS.  The amortizing notes will be senior unsecured obligations of the Company.

J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and RBC Dominion Securities Inc. served as book-running managers of the tMEDS offering.  The offering is subject to approval of the Toronto Stock Exchange.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  Thompson Creek has approximately 1,100 employees.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking statements’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  Forward-looking statements include statements with respect to: the actual or anticipated timing or amount of securities offerings, the terms of the securities offered, future financial or operating performance of Thompson Creek or its subsidiaries and its projects; future inventory, production, sales, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate grades, and recovery; statements as to the projected development of Mt. Milligan and other projects, including expected production commencement dates; Mt. Milligan development costs; 2012 operating goals; and 2012 molybdenum prices.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such factors include, among others, risks related to whether the tMEDS offering will be completed; whether the concurrent offering of Senior Notes due 2019 will be successful; whether the aggregate proceeds of the tMEDS offering and concurrent offering of Senior Notes due 2019 will provide sufficient funding for the construction and development of Mt. Milligan or other expenditures; whether we will be able to obtain any additional necessary debt or equity financing on a timely basis; general business, economic, competitive, political and social uncertainties including global economic conditions; volatility in molybdenum prices; labor cost and materials cost fluctuations; foreign currency fluctuations; energy price fluctuations; project delays; title disputes or claims; limitations of insurance coverage; changes in governmental regulation of mining operations; risks related to the volatility of Thompson Creek’s share price; changes in environmental regulation; actual results of current exploration activities; actual results of reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations of ore grade or recovery rates; mining and processing conditions; construction delays and related disruptions in production; costs of capital expenditures; industrial accidents; weather and geological related conditions; permitting and regulatory matters (including penalties, fines, sanctions and shutdowns); and failure of plant, equipment or processes to operate as anticipated.  Additional factors that could cause Thompson Creek’s results to differ from those described in the forward-looking statements can be found in the section entitled ‘‘Risk Factors’’ in Thompson Creek’s Annual Report on Form 10-K and in Part II, Item 1A of Form 10-Q, and subsequent documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Forward-looking statements contained herein are made as of the date of this news release and Thompson Creek disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as required by law.  There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

For more information, please contact:

Pamela Solly	Christine Stewart
Director, Investor Relations	Renmark Financial Communications Inc.
Thompson Creek Metals Company Inc.	Tel: (416) 644-2020
Tel: (303) 762-3526	cstewart@renmarkfinancial.com
psolly@tcrk.com